Exhibit 10.3
ASSET PURCHASE  AGREEMENT

This Asset Purchase Agreement ("Agreement") is made and entered into this 9th day of June, 2010, by and between MLM Holdings, Inc., a Michigan Corporation, (referred to herein as "Seller"), and AL Global Corporation , a California Corporation, DBA Youngevity (referred to herein as "Buyer"). Whereas Seller is an established corporation in the marketing and sale of products related to Nutritional products and has developed a Distributorship Organization of Independent Business Owners (IBO) or independent authorized agents for the sale of its products, including the Makaila Morgan, My Escape Vacations, Xymetri, Digital Discounts product brands. Whereas Buyer wishes to acquire and seller wishes to sell I transfer, among other things, its Distributorship Organization and the Makaila Morgan, My Escape Vacations, Xymetri, Digital Discounts product lines and this Agreement is to witness the following:

WlTNESSETH:

1.
Sale of Business Assets.  Seller shall sell, transfer, convey, assign and deliver to the Purchaser and Purchaser shall purchase from the Seller subject to the terms and conditions set forth in this Agreement, the following Described Property: Certain business assets and properties owned or utilized by Seller including but not limited to: Seller's Distributorship/Customer Organization , rights, and usage of intellectual property (including websites, and URLs), trademarks, and tradenames associated with the Escape International, Makaila Morgan, My Escape Vacations, Xymetri, brands and product lines, certain product inventory (some to be purchased up front and some to be held on consignment-specific details to be listed in the "Schedule of Property") all of which are required to represent itself as carrying on the  Business in succession to Seller and the right to use any words indicating that the Business is so carried on.

2.	Purchase Price. Seller shall receive from Purchaser certain fees as described below for the purchase of the Described Property.

       A.)   Royalties.  Seller shall receive ten percent (10%), of the Net Sales from all members of Seller's Distributorship Organization for the first forty-eight (48) months. Thereafter, Seller shall receive four percent (4%), of the Net Sales from all members of Seller's Distributorship Organization. Net Sales shall mean the gross invoiced sales price for all Products, Consignment Inventory and/or future manufactured products sold by Purchaser and its affiliates to third parties, less the following amounts: (I) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return  of previously  sold  Products; (2) any charges  for freight,  freight  insurance,  shipping, and  other  transportation   costs; (3) any  tax, tariff, duty or governmental  charge; and  (4) any  import or export  duties or their equivalent borne  by  the seller.

       B.)  Cash Bonus. Purchaser shall pay Seller a one-time bonus, to be paid upon achieving certain sales objectives within a 48 month time frame.

i.	If sales volumes are at least $1,000,000 for 3 months, an additional $75,000 cash bonus will be payable.
ii.	If sales volumes are at least $2,500,000 for 3 months, an additional $150,000 cash bonus will be payable.
iii.	If Sales volumes are at least 3,000,000 for 3 months, a New Corvette or cash equivalent bonus will be payable.
iv.	If sales volume s are at least $5,000,000 for 3 months, an additional $1,000,000 cash bonus will be payable.
v.	If Sales volumes are at least 6,000,000 for 3 months, a New Ferrari or cash equivalent bonus will be payable.

       C.)  Pre-payment for Inventory. Purchaser shall purchase one hundred and twenty-five thousand dollars ($125,000) worth of the remaining inventory from Seller. Within one hundred and twenty (120) days after the date of the first commercial sale of the Products, Purchaser shall pay Seller twenty-five thousand dollars ($25,000) for additional inventory. This specific payment shall be for second group of purchased Product identified in the Schedule of Property. Any sales shall first come from the pre-paid inventory and then from the rest of the inventory, which shall be on consignment at Sellers warehouse.

       D.)   Grandfather Provision.  Seller shall be incorporated into the genealogy system for determining commissions within Purchaser's systems.  Two Seller representatives (David Rutz and Travis Bagget) will be placed at the Fiji Double Diamond level. (Seller shall not be able to obtain any dream bonuses because of this Grandfather Provision.  If Seller built out the structure to qualify for the dream bonuses, without the benefit of this Grandfather Provision, then such bonuses would be available to Seller.)  This will enable Seller to receive regular commissions on the sales of distributors in Seller's downlines along with all distributors coming over as part of this Agreement.  Each distributor will be in a like position as they were in the Escape International structure. Commissions will be calculated using Purchaser's regular commission structure and at regular intervals.

3.	Payment of Purchase Price. The purchase price, as provided in Paragraph 2, shall be paid by the Purchaser in the following manner:

       A.)   Fifteen days after the end of each calendar month commencing with the month after the Closing Date, Purchaser shall pay Seller the described percentage of such prior month's product sales attributable to Seller's distributor organization.  Any such payment shall be past due if not received by Seller before the 301   day of such month.

       B.)  Cash Bonus will be analyzed at the end of each three month period. If Seller has achieved any level described in Paragraph 2, such amount associated with that level shall be paid to Seller within 30 days after the end of the three month block.

       C.)   With respect to the inventory, the Schedule of Property shall list out which products will be purchased for the amount noted in paragraph 2 above.  This amount shall be paid by wire transfer, by Purchaser shortly after on the Closing Date upon confirmation that such inventory is being shipped to Purchaser. Seller shall ship this inventory and the entire remaining inventory to Purchaser on consignment, along with a list of such inventory shipped and the inventory cost.  Fifteen days after the end of each calendar month commencing with the month after the Closing Date, Purchaser shall pay Seller the cost, as listed on the inventory provided to Purchaser, of all inventory sold the prior month which was on consignment.  Each month, Purchaser shall also provide a monthly report of inventory sold and inventory remaining on hand.

       D.)   Commission payments shall follow Purchaser's regular business cycle, which currently is payment of commissions once per month on the fifteenth (l5th) of each month or next business day.

4.
Term. The nature of this Agreement is to last for the life of Seller.  However, the following issues may termination this Agreement if not cured  within  thirty (30) days and such cure must meet the approval  of the offended  party.

       A.)   If Seller materially breaches paragraphs 6, 7, 8, and/or 9, and is not cured to the approval of Purchaser, Purchaser shall be able to terminate this Agreement and completely retain the rights to Seller's products, inventory, distributor organization and other assets described within this Agreement.

       B.)   If Purchaser materially breaches paragraphs 6, 10, and/or 11, and is not cured to the approval of Seller, Seller shall be able to terminate this Agreement and recover such damages as described in this Agreement, including the ability to terminate this Agreement and completely retain the rights to Seller's products, inventory, distributor organization and other assets described within this Agreement.

5.	Closing. Seller agrees to close this transaction no later than June 18, 2010. (the "Closing Date").

6.	Post-Closing Obligations of Seller/Purchaser.

       A.)  Seller agrees to use its best efforts in assisting with the transition / transfer of the Seller's distributor/customer organization and records to Purchaser. After Closing, Seller agrees to refer all order and inquiries related to the subject matter of this Agreement to Purchaser. Seller further agrees to allow reasonable access to historic al financial information as necessary.

       B.)   Purchaser agrees to allow Seller reasonable access to its books and records for audit purposes of the net product sales attributable to the Seller's distributor organization.  Purchaser agrees further to reasonably cooperate with Seller's request s for information.  Seller shall notify Purchaser no less than ten (I 0) business days prior to the date of its intended inspection of books and records. Such information shall be confidential and Seller shall not disseminate such information and may only use it for audit purposes.

       C.)   Purchaser agrees to use its best efforts to maintain and increase the sales of the Seller's distributor organization exclusively licensed from Seller.  Purchaser further agrees not to materially alter, transfer, assign, or otherwise dispose of such distributor organization until payment in full and the maturity of this agreement.

       D.)   Purchaser shall use its best efforts to sell the inventory acquired from Seller and to prioritize the sale of such inventory.

       E.)    Purchaser and Seller acknowledge that Seller's Distributorship Organization, inventory, and the other assets constitute valuable assets to Purchaser. Purchaser and Seller therefore agree that during the term of this Agreement and for two (2) year period after this Agreement, Sellers shall not contract, utilize or attempt to utilize whether directly or indirectly, any portion of the either Seller's and/or Purchaser's Distributorship Organizations, if such action could have the effect of re-directing the resources and skills of such Distributors or Distributor ship Organizations.  Such action would have serious and undeterminable financial ramifications that Seller could be held responsible for.

7.	Covenants of Seller. Seller covenants that the assets being purchased by Purchaser can be legally acquired.

8.
Seller's Representations and Warranties. Seller represents and warrants to Purchaser the following matters as of the date hereof, each of which shall also be true and complete as of the Closing Date as if made on the date of Closing, and each shall be deemed to be independently material:

       A.)   That Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. That all signatures to this Agreement have full corporate power to carry on the business as it is now being conducted and to enter into this Agreement on behalf of Seller and to bind Seller to the terms thereof.

       B.)  That the execution of this Agreement by Seller and its delivery to Purchaser have been duly authorized by Seller's Board of Directors and such Agreement and the execution and delivery thereof have been duly approved by all the holders of Seller's outstanding shares; and no further corporate action is necessary on Seller's part to make this Agreement valid and binding upon it in accordance with its terms.

       C.) That Seller is neither a foreign corporation, foreign person, nor intermediary for a foreign corporation or foreign person, subject to withholding requirements of the Internal Revenue Service.

9.	Breach of Representations and Warranties. In the event that any of the above representations or warranties are breached, then Purchase r shall have the right to recover its damages from Seller.

10.
Purchaser's Representations and Warranties.  Purchaser represents and warrants as follow, to - wit:

A.)   That Purchaser is a corporation duly organized, validly existing and in good  standing under the laws of the state of California and has full corporate power to carry on its business as it is now being conducted and to enter into and fully perform its obligations under the term of this Agreement.

B.)     That the proprietary  information  relating  to the distributor  organization  made the subject of this Agreement  shall remain  confidential  and neither  Purchaser  nor  Seller shall  release  or otherwise disclose, except as required by Jaw, such information without the prior written consent of the other party.

11.
Default.  If Purchaser fails to timely pay or fails to perform any of Purchasers obligations or breaches any of Purchasers representations or warranties , Seller may recover its damages, elect to rescind this Agreement and/or seek any and all equitable or legal remedies available.

12.
Other Documents.  Seller further agrees to execute and deliver to Purchase r all deeds, assignments, documents of title, and other instruments which may be necessary to effect the transfer of the assets and properties described in this Agreement.

13.
Notices.  Any  notice,  request,  demand,  instruction or other communication  to be given to either party  hereunder, except for those required  to be delivered  at Closing, shall be  in writing and shall be deemed  to be delivered  upon  the earlier of actual-receipt  (whether  by hand delivery  or delivery service) or upon  deposit with  the U.S.  Postal  Service, registered  or certified  mail, postage  prepaid,  return  receipt requested,  and  addressed  as follows:

If to Seller:
MLM Holdings, INC
Attn: David Rutz
1015 Troon
Highland, MI  48357

If to Purchaser:

Youngevity
Attn: Steve Wallach
2400 Boswell Rd.
Chula Vista, CA 91914

14.
Governing Law / Jurisdiction. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and the laws of such State shall govern the validity, construction, enforcement and interpretation of this Agreement unless otherwise specified herein.

15.
Entirety and Amendments.  This Agreement and the Exhibits attached hereto embody the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Subject Property and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. Further, the prevailing party in any litigation between the parties shall be entitled to recover, as a part of its judgment reasonable attorney's fees.

16.
Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Agreement. The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore , in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

17.	Parties Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, personal representatives, successors and assigns.

18.
Further Acts. In addition to the acts recited in this Agreement to be perforn1ed by Seller and Purchaser, Purchaser and Seller agree to perform or cause to be performed at or after Closing any and all such further acts as may be reasonably necessary to consummate the sale contemplated hereby.

19.
Third Party Beneficiaries. The rights, privileges, benefits and obligations arising under or created by this Agreement are intended to apply to and shall only apply to Purchaser and Seller and no other persons or entities.

20.
Purchaser's Authority. The person executing this Agreement on behalf of Purchaser warrants to Seller that he has the Authority to execute this Agreement on behalf of Purchaser and to bind Purchaser pursuant to the terms hereof.

21.	Effective Date. The effective date of this Agreement shall be the date this Agreement is executed by both Seller and Purchaser. Reference s to "Date of Agreement" are to the effective date.

22.	Captions. The captions herein contained are for the purpose of identification only and shall not be considered in construing this Agreement.

23.	Time is of Essence. Time is of the essence of this Agreement and each and every provision hereof.

24.
Survivability.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, legal representatives, successors, and assigns. In the event of change of ownership or management of either party, this Agreement will remain in full force and effect upon the successors of either Purchaser and/or Seller.

25.	Assignment. Purchaser may assign its right, title and interest in and to the agreement to any person or entity, upon approval of Seller.

26.
Arbitration / Attorney's fees.  Any controversy or claim arising out of or related to this Agreement or its subject matter, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), but not administered by the AAA, before a panel of three Arbitrators whose compensation therefore shall be set by agreement of the parties should such proceeding become necessary. The panel shall be selected by each party selecting one neutral arbitrator and the persons thus selected shall select a third arbitrator who may not be a person suggested by either party. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. Any Arbitration shall be conducted in San Diego, California. The non-prevailing party in any cause of action brought hereunder, pursuant hereto, or in connection herewith, inclusive without limitation of an act ion for declaratory or equitable relief, shall be liable for the reasonable attorney's fees, expenses and costs of suit incurred by the prevailing party therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

BUYER:  AL Global Corporation,
DBA Youngevity,
a California corporation

By:  /s/ Steve Wallach
Name:  Steve Wallach
Title:  General Manager

SELLER:  MLM Holdings, Inc.
A Michigan Corporation

By:  /s/ David Rutz
Name:  David Rutz
Title:  CEO

AMENDMENT#1

TO THE
ASSET PURCHASE  AGREEMENT
ORIGINALLY  DATED
JUNE 9, 2010

The Parties agreement to Amend the Asset Purchase Agreement, originally dated June 9, 2010, by adding the following terms:

3.

  E.)  Seller has agreed to advance money to Buyer to cover commission checks "Commission  Loan".  As the form of repayment, Buyer shall withhold twenty five percent (25%) of all "Royalties" discussed on page 1 of the Asset Purchase Agreement until such time as Commission Loan is repaid in full.  Whether Buyer pays directly out of its own bank account for the Commission Loan to Seller or Buyer forwards funds directly to Seller for the Commission Loan, Buyer shall be entitled to recuperate such advances or payments from Seller's Royalties.  It is not the intent of this recuperation to take years to repay.  As such, if Seller can make additional payments from the closing of subsequent agreements with other companies, Seller will demonstrate best effort to make additional payments to bring the balance of the repayment down or pay it off completely.  Buyer shall give Seller a regular monthly reconciliation of amounts outstanding and Seller shall give Buyer copies of its bank statements to ensure that funds given to Seller are being used for payment of distributor's regular commission checks ("Rep. Checks").

If the Parties agree to this Amendment, they shall sign below.  The effective date of this Amendment shall be August 13, 2010.

All other terms of the original Agreement remain in full effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed on the date and year first above written.

BUYER:  AL Global Corporation,
DBA Youngevity,
a California corporation

By:  /s/ Chris Nelson
Name:  Chris Nelson
Title:  CFO

SELLER:  MLM Holdings, Inc.
a Michigan corporation

By:  /s/ David Rutz
Name:  David Rutz
Title:  CEO